Exhibit 10.1

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into as of this 18th  day of December, 2007, by and among In Veritas Medical Diagnostic, Inc., a Colorado corporation having its principal offices at the Green House, Beechwood Business Park North, Inverness, Scotland 1V2 3BL (the “Seller”), Medical Diagnostic Innovations Ltd. a corporation organized under the laws of England and Wales having its principal office at 3rd Floor, 14 South Molton Street, London W1K 5QP, United Kingdom (the “Purchaser”), IVMD (UK) Limited, a corporation organized under the laws of England and Wales having its principal office at Unit 2, Taurus Business Park, Europa Boulevard, Westbrook, Warrington, WA5 5YT, United Kingdom (“IVMD UK”) and Jopejo Limited, a corporation organized under the laws of England and Wales having its principal office at Unit 2, Taurus Business Park, Europa Boulevard, Westbrook, Warrington, WA5 5YT, United Kingdom (“Jopejo” IVMD UK and Jopejo are sometimes collectively referred to hereinafter as the “Subsidiaries”).

W I T N E S S E T H:

WHEREAS, Seller owns 19,609 shares of common stock, par value £1.00  per share and 221,091 shares of cumulative redeemable preferred stock, par value £1.00 per share of IVMD UK (the “IVMD UK Shares”) and 83,353 shares of common stock, par value £0.05 per share of Jopejo (the “Jopejo Shares” and collectively with the IVMD UK Shares, the “Shares”), which Shares constitute 100% of the issued and outstanding shares of capital stock of each of the Subsidiaries; and

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, the Shares for the purchase price and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

1.1  Sale and Purchase of Shares.

Upon the terms and subject to the conditions contained herein, on the Closing Date the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase from the Seller, all of the Shares.

ARTICLE II

PURCHASE PRICE AND PAYMENT

2.1  Amount of Purchase Price. The purchase price (the “Purchase Price”) to be paid by Purchaser for the Shares is Six Hundred and Sixty Five Thousand, Eight Hundred and Seventy Two Dollars ($665,872), of which Twenty Six Thousand, Five Hundred Dollars ($26,500) has been previously advanced by, or on behalf of the Purchaser to defray certain costs incurred by the Seller in connection with the preparation and filing of the Form 10-QSB for the quarter ended April 30, 2007

2.2  Payment of Purchase Price.

On the Closing Date, the Purchaser shall pay balance of the Purchase Price to the Seller, which shall be paid by the delivery to Seller of a certified or bank cashier's check, payable to the order of the Seller or, at the Seller’s option, by wire transfer of immediately available funds into accounts designated by the Seller.

ARTICLE III

CLOSING AND TERMINATION

3.1  Closing Date.

                      Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.2 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the sale and purchase of the Shares provided for in Section 1.1 hereof (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP located at 61 Broadway, 32nd Floor, New York, New York 10006 (or at such other place as the parties may designate in writing) on such date as the Seller and the Purchaser may designate.  The date on which the Closing shall be held is referred to in this Agreement as the "Closing Date".

3.2  Termination of Agreement.

This Agreement may be terminated prior to the Closing as follows:

(a)  At the election of the Seller or the Purchaser after March 15, 2007, if the Closing shall not have occurred by the close of business on such date, provided that the terminating party is not in default of any of its obligations hereunder;

(b)  by mutual written consent of the Seller and the Purchaser; or

(c)  by the Seller or the Purchaser if there shall be in effect a final nonappealable order of a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; it being agreed that the parties hereto shall promptly appeal any adverse determination which is not nonappealable (and pursue such appeal with reasonable diligence).

3.3  Procedure Upon Termination.

In the event of termination and abandonment by the Purchaser or the Seller, or both, pursuant to Section 3.2 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Shares hereunder shall be abandoned, without further action by the Purchaser or the Seller.

3.4  Effect of Termination.

In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Purchaser, the Seller or each of the Subsidiaries; provided, however, that the obligations of the parties set forth in Section 10.4 hereof shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 3.4 shall relieve the Purchaser or the Seller of any liability for a breach of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE SUBSIDIARIES

The Seller and the Subsidiaries hereby jointly and severally represent and warrant to the Purchaser that:

4.1.           Organization and Good Standing. The Seller and each of the Subsidiaries, are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation.  The Seller and each of the Subsidiaries, are not required to be qualified to transact business in any other jurisdiction where the failure to do so would reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business or financial condition of the Seller and each of the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Seller’s and each of the Subsidiaries, ability to perform in any material respect on a timely basis their obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”).

4.2.           Authority.

(a)           The Seller and each of the Subsidiaries, have full power and authority (corporate and otherwise) to carry on their business and have all permits and licenses that are necessary to the conduct of their business or to the ownership, lease or operation of their properties and assets.

(b)           The execution of this Agreement and the delivery hereof to the Purchaser and the sale contemplated herein have been, or will be prior to Closing, duly authorized by the Board of Directors of the Seller and each of the Subsidiaries, having full power and authority to authorize such actions.

(c)           Subject to any consents required under Section 4.5 below, the Seller and each of the Subsidiaries have the full legal right, power and authority to execute, deliver and carry out the terms and provisions of this Agreement; and this Agreement has been duly and validly executed and delivered on behalf of the Seller and each of the Subsidiaries and constitute a valid and binding obligation of the Seller and each of the Subsidiaries, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and subject to general principles of equity that restrict the availability of equitable remedies.

(d)           Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, nor compliance with the terms of this Agreement will violate, conflict with, result in a breach of, or constitute a default under any statute, regulation, indenture, mortgage, loan agreement, or other agreement or instrument to which the Seller and each of the Subsidiaries are  parties or by which each or any of them is bound, any charter, regulation, or bylaw provision of the Seller and each of the Subsidiaries or any decree, order, or rule of any court or governmental authority or arbitrator that is binding on the Seller or each of the Subsidiaries, in any way.

4.3.           Shares.

(a)           The authorized capital stock of the Seller consists of 500,000,000 shares of common stock, par value $0.001 per share and 50,000, 000 shares of preferred stock of which 86,048,474 shares of common stock and 34,343,662 shares of designated as Series A Preferred stock are issued and outstanding. Other than set forth in the SEC Reports, there are no authorized or outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other agreements or arrangements of any character or nature whatever under which the Seller  is or may become obligated to issue, assign or transfer any shares of capital stock of the Seller.

(b)           The authorized capital stock of IVMD UK consists of 19,609 shares of common stock, par value £1.00  per share, of which 19,609 shares are outstanding. The shares of IVMD UK are duly authorized, validly issued, fully paid and non-assessable

(c)           The authorized capital stock of Jopejo Limited consists of 2,000,020 shares of common stock, par value £0.05 per share, of which 83,353 shares are outstanding. The shares of Jopejo are duly authorized, validly issued, fully paid and non-assessable

(d)           Upon the delivery to Purchaser on the Closing Date of the certificates representing the Shares, Purchaser will have good, legal, valid, marketable and indefeasible title to the then issued and outstanding shares of capital stock of each of the Subsidiaries, free and clear of any liens, pledges, encumbrances, charges, agreements, options, claims or other arrangements or restrictions of any kind.

4.4.           Consents. Except for the approval of the shareholders of the Seller, no consents or approvals of any public body or authority and no consents or waivers from other parties to leases, licenses, franchises, permits, indentures, agreements or other instruments are (i) required for the lawful consummation of the transactions contemplated hereby, or (ii) necessary in order that the Business can be conducted by the Purchaser in the same manner after the Closing as heretofore conducted by the Seller or each of the Subsidiaries nor will the consummation of the transactions contemplated hereby result in creating, accelerating or increasing any liability of the Seller or each of the Subsidiaries.

4.5.           SEC Reports; Financial Statements.  The Seller has filed all reports, schedules, forms, statements and other documents required to be filed by the Seller under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Seller was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  Such financial statements comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Seller and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.6.           Books and Records.  The books and records of the Seller and each of the Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  True and complete copies of all available minute books and all stock record books of each of the Subsidiaries will be delivered to Purchaser at Closing.

4.7.           Absence of Undisclosed Liabilities.  Except as and to the extent reflected or reserved against the financial statements included in the most recent SEC Report, there are no liabilities or obligations of the Seller and each of the Subsidiaries of any kind whatsoever, whether accrued, fixed, absolute, contingent, determined or determinable, and including without limitation (i) liabilities to former, retired or active employees of the Seller or each of the Subsidiaries under any pension, health and welfare benefit plan, vacation plan or other plan of the Seller or each of the Subsidiaries, (ii) tax liabilities incurred in respect of or measured by income for any period prior to the close of business on the, or arising out of transactions entered into, or any state of facts existing, on or prior to said date, and (iii) contingent liabilities in the nature of an endorsement, guarantee, indemnity or warranty, and there is no condition, situation or circumstance existing or which has existed that would reasonably be expected to result in any material liability of the Seller or each of the Subsidiaries, other than liabilities and contingent liabilities incurred in the ordinary course of business since the most recent SEC Report consistent with the Seller’s recent customary business practice, none of which would reasonably be expected to have a Material Adverse Effect.

4.8           Taxes.  The Seller and each of the Subsidiaries have timely filed all federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to Taxes required to be filed by the Seller and each of the Subsidiaries with any Tax authority.  All such Returns are true, correct and complete in all material respects.  The Seller and each of the Subsidiaries have paid all Taxes shown to be due on such Returns.  The Seller and each of the Subsidiaries are currently not the beneficiary of any extensions of time within which to file any Returns. No claim has ever been made by an authority in a jurisdiction where the Seller and each of the Subsidiaries do not file tax returns that the Seller or each of the Subsidiaries is or may be subject to taxation by that jurisdiction.  There are no claims or encumbrances on any of the Seller’s or the Subsidiaries assets that arose in connection with any failure (or alleged failure) to pay any tax.

4.9           Contracts.  Except as would not have a material adverse effect on the Subsidiaries or their obligations, (i) all contracts, agreements and commitments of the Subsidiaries are valid, binding and in full force and effect, and (ii) neither of the Subsidiaries nor, to the Seller’s knowledge, any other party to any such contract, agreement, or commitment has materially breached any provision thereof or is in default thereunder.  The sale of the Shares by the Seller in accordance with this Agreement will not result in the termination of any contract, agreement or commitment of the Subsidiaries, and immediately after the Closing, each such contract, agreement or commitment will continue in full force and effect without the imposition or acceleration of any burdensome condition or other obligation on the Subsidiaries resulting from the sale of the Shares by the Seller.  True and complete copies of all contracts of the Subsidiaries will be delivered to Purchaser at Closing.

4.12.                      Compliance With the Law.  The Seller and each of the Subsidiaries is not in material violation of any applicable federal, state, local or foreign law, regulation or order or any other, decree or requirement of any governmental, regulatory or administrative agency or authority or court or other tribunal (including, but not limited to, any law, regulation order or requirement relating to securities, properties, business, products, manufacturing processes, advertising, sales or employment practices, terms and conditions of employment, occupational safety, health and welfare, conditions of occupied premises, product safety and liability, civil rights, or environmental protection, including, but not limited to, those related to waste management, air pollution control, waste water treatment or noise abatement).  The Subsidiaries have not been and are not now charged with, or to the knowledge of the Seller or the Subsidiaries under investigation with respect to, any violation of any applicable law, regulation, order or requirement relating to any of the foregoing, nor, to the knowledge of Seller or the Subsidiaries, are there any circumstances that would reasonably be expected to give rise to any such violation.  The Subsidiaries have filed all reports required to be filed with any governmental, regulatory or administrative agency or authority.

4.13.                      Litigation; Pending Labor Disputes.  Except as would not have a material adverse effect on the Seller, there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Seller or the Subsidiaries, threatened, against the Seller or the Subsidiaries, relating to the business of the Subsidiaries or their properties (including leased property), or the transactions contemplated by this Agreement, nor is there any basis known to the Seller or the Subsidiaries for any such action.  There are no judgments, decrees or orders of any court, or any governmental department, commission, board, agency or instrumentality binding upon Seller or the Subsidiaries relating to the business of each of the Subsidiaries the effect of which is to prohibit any business practice or the acquisition of any property or the conduct of any business by the Subsidiaries or which limit or control or otherwise adversely affect its method or manner of doing business.

4.14           Broker.  Neither the Seller nor the Subsidiaries have retained any broker in connection with any transaction contemplated by this Agreement.  Purchaser and the Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Seller of any broker in connection with any transaction contemplated by this Agreement.

4.15.                      Disclosure.  All statements contained in any contract, schedule, closing certificate, opinion, or other closing document delivered by or on behalf of the Seller or each of the Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties by the Seller and the Seller herein.  No statement, representation or warranty by the Seller or each of the Subsidiaries in this Agreement or in any contract, schedule, closing certificate, opinion, or other closing document furnished or to be furnished to the Purchaser pursuant hereto or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading or necessary in order to provide a prospective purchaser of the business the Subsidiaries with full and fair disclosure concerning the Seller, and the Subsidiaries’ affairs.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.1  Organization and Good Standing.

The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

5.2  Authority.

(a)           The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been, or will prior to Closing be, duly and validly approved and acknowledged by all necessary corporate action on the part of the Purchaser.

(b)           The execution of this Agreement and the delivery hereof to the Seller and the purchase contemplated herein have been, or will be prior to Closing, duly authorized by the Purchaser’s Board of Directors having full power and authority to authorize such actions.

5.3  Conflicts; Consents of Third Parties.

(a)  The execution and delivery of this Agreement and the consummation of the transactions herein contemplated, and the compliance with the provisions and terms of this Agreement, are not prohibited by the Articles of Incorporation or Bylaws of the Purchaser and will not violate, conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any court order, indenture, mortgage, loan agreement, or other agreement or instrument to which the Purchaser is a party or by which it is bound.

(b)  No consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person or governmental body is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the Purchaser Documents or the compliance by Purchaser with any of the provisions hereof or thereof.

5.4  Litigation.

There are no Legal Proceedings pending or, to the best knowledge of the Purchaser, threatened that are reasonably likely to prohibit or restrain the ability of the Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

5.5  Broker.

The Purchaser has not retained any broker in connection with any transaction contemplated by this Agreement.  Seller shall not be obligated to pay any fee or commission associated with the retention or engagement by the Purchaser of any broker in connection with any transaction contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1  Access to Information.

The Seller and the Subsidiaries agree that, prior to the Closing Date, the Purchaser shall be entitled, through its officers, employees and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Seller and the Subsidiaries and such examination of the books, records and financial condition of the Seller and the Subsidiaries as it reasonably requests and to make extracts and copies of such books and records.  Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Seller shall cooperate, and shall cause the Seller and the Subsidiaries to cooperate, fully therein.  No investigation by the Purchaser prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement or the Seller Documents.  In order that the Purchaser may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Seller and the Subsidiaries, the Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Seller and the Subsidiaries to cooperate fully with such representatives in connection with such review and examination.

6.2  Consents.

The Seller and the each of the Subsidiaries shall use their best efforts, and the Purchaser shall cooperate with the Seller and the Subsidiaries to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including, without limitation, the consents and approvals referred to in Section 4.4 hereof.

6.3  Preferred Stock

Each of the Seller, Purchaser and Subsidiaries shall take all action necessary to secure the cancellation of all or substantially all of the outstanding shares of Series A Preferred Stock of Seller at the Closing.

6.4  Royalty Participation Agreements

(a) Upon the Closing, IVMD (UK) shall assume the obligation to pay an aggregate of ten (10%) percent of the royalty payments received from the sale of the prothrombin blood clotting measuring device (the “PT Device”) on a pro rata basis to the PT Note Holders set forth on Schedule 6.4(b) pursuant to certain Royalty Participation Agreements (the “Royalty Agreements”) entered into among the Seller and the PT Note Holders, up to a maximum of an aggregate of One Million Three Hundred and Fifty Thousand ($1,350,000) Dollars (the “Maximum Payment”).

(b) The parties agree that in the event that IVMD (UK) sells or otherwise disposes of its rights to receive royalty payments in respect of sales of the PT Device, the PT Note Holders shall receive an aggregate of  ten (10%) percent, on a pro rata basis, of any cash consideration received by IVMD (UK) in connection with any such sale or disposition, less any royalty payments paid by IVMD (UK)  to the PT Note Holders pursuant to Section 6.4(a) above but in no event shall any payment pursuant to this Section 6.4(b) exceed the Maximum Payment.

(c) If a majority interest in either Purchaser or IVMD UK is sold within three (3) years of the date of this Agreement for a purchase price as set forth below before the obligations to make payments to the PT Note Holders pursuant to Sections 6.4(a) and 6.4(b) above are fully satisfied, then in such event all outstanding amounts owed to the PT Note Holders shall be payable as set forth below, on a pro rata basis, reduced by payments previously made to the PT Note Holders pursuant to this Section 6.4 of the Agreement:

Purchase price of Purchaser of IVMD UK or MDI	Payment to PT Note Holders
Less than $2,000,000	Nil
$2,000,000 - $3,000,000	$200,000
$3,000,000 - $4,000,000	$300,000
$4,000,000 - $5,000,000	$450,000
$5,000,000 -$8,000,000	$600,000
$8,000,000 -$10,000,000	$800,000
$10,000,000 - $13,000,000	$900,000
In excess of $13,000,000	$1,350,000

(d) The parties hereby agree that IVMD (UK) hereby assumes the obligation to make the payments set forth in this Section 6.4 of this Agreement and shall not undertake or assume any other obligation of Seller to the PT Note Holders pursuant to the Royalty Agreements.

6.5  Security Interest

The Seller shall take all actions necessary to have any mortgages, liens and security interests of in any and all of the property of the Subsidiaries irrevocably released and terminated, and agrees to promptly obtain any and all mortgage releases in respect of any mortgages or deeds of trust encumbering any real property of each of the Subsidiaries and to obtain the consent of any such parties to the filing of Uniform Commercial Code ("UCC") termination statements with respect to any UCC financing statements filed against the Subsidiaries.

6.6  Other Actions.

(a)           Each of the Seller, the Subsidiaries and the Purchaser shall use its best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

(b)           The Seller shall write off or otherwise agree to forego all amounts due to it from each of the Subsidiaries on intercompany accounts or otherwise, in recognition of the fact that (i) the Purchaser is buying the Subsidiaries which have material third party net liabilities; and (ii) that the amounts shown as receivable on intercompany accounts are reasonably regarded as irrecoverable and have therefore been fully provided against in the books of the Seller.

6.7  Publicity.

None of the Seller, the Subsidiaries nor the Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of the Purchaser or the Seller, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which the Seller lists securities, provided that, to the extent required by applicable law, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof.

ARTICLE VII

CONDITIONS TO CLOSING

7.1  Conditions Precedent to Obligations of Purchaser.

The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Purchaser in whole or in part to the extent permitted by applicable law):

(a)  all representations and warranties of the Seller and the Subsidiaries contained herein shall be true and correct as of the date hereof;

(b)  all representations and warranties of the Seller and the Subsidiaries contained herein qualified as to materiality shall be true and correct, and the representations and warranties of the Seller and the Subsidiaries contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that time;

(c)  the Seller and the Subsidiaries shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by  them on or prior to the Closing Date;

(d)  the Purchaser shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Purchaser) executed by the Seller and the Subsidiaries certifying as to the fulfillment of the conditions specified in Sections 7.1(a), 7.1(b) and 7.1(c) hereof;

(e)  Certificates representing 100% of the Shares shall have been, or shall at the Closing be, validly delivered and transferred to the Purchaser, free and clear of any and all Liens;

(f)  The RPA Note Holders shall have each entered into a Cancellation of Royalty Participation Agreement and a Royalty Participation Agreement in compliance with Section 6.4 of this Agreement in the forms attached hereto as Exhibits A and B, respectively.

(g)  there shall not have been or occurred any Material Adverse Change;

(h)  the Seller and the Subsidiaries shall have obtained all consents and waivers referred to in Section 4.4 hereof, in a form reasonably satisfactory to the Purchaser, with respect to the transactions contemplated by this Agreement and the Seller Documents; and

(i)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller and the Subsidiaries, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

7.2  Conditions Precedent to Obligations of the Seller and the Subsidiaries.

The obligations of the Seller and the Subsidiaries to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Seller and the Seller in whole or in part to the extent permitted by applicable law):

(a)  all representations and warranties of the Purchaser contained herein shall be true and correct as of the date hereof;

(b)  all representations and warranties of the Purchaser contained herein qualified as to materiality shall be true and correct, and all representations and warranties of the Purchaser contained herein not qualified as to materiality shall be true and correct in all material respects, at and as of the Closing Date with the same effect as though those representations and warranties had been made again at and as of that date;

(c)  the Purchaser shall have performed and complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(d)  the Seller shall have been furnished with certificates (dated the Closing Date and in form and substance reasonably satisfactory to the Seller) executed by the Chief Executive Officer of the Purchaser certifying as to the fulfillment of the conditions specified in Sections 7.2(a), 7.2(b) and 7.2(c); and

(e)  The RPA Note Holders shall have each entered into a Cancellation of Royalty Participation Agreement and a Royalty Participation Agreement in compliance with Section 6.4 of this Agreement in the forms attached hereto as Exhibits A and B, respectively.

(f)  no Legal Proceedings shall have been instituted or threatened or claim or demand made against the Seller, the Subsidiaries, or the Purchaser seeking to restrain or prohibit or to obtain substantial damages with respect to the consummation of the transactions contemplated hereby, and there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

ARTICLE VIII

DOCUMENTS TO BE DELIVERED

8.1  Documents to be Delivered by the Seller.

At the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the following:

(a)  stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers and with all requisite stock transfer tax stamps attached;

(b)  copies of all consents and waivers referred to in Section 7.1(g) hereof;

(c)  all financial records of the Subsidiaries including the books and records of original entry for accounting;

(d)  the entirety of the book containing all of the minutes of the Board of Directors and Shareholders for the life of the Subsidiaries but not less than the previous two years;

(e)  copies of all regulatory filings which were required to be filed in the United Kingdom for the establishment and maintenance of a corporation in that state for at least the last two years;

(f)  any and all information about the business of the Subsidiaries including but not limited to copies of the original tax returns filed that substantiate the amount of previous losses;

(g)  fully executed signature cards placing the new officers on all of the Subsidiaries bank accounts and brokerage accounts and removing the current signers, and

(h)  Delivery of all corporate checking, savings and other account information including checks, debit cards (if any), check books, deposit slips, bank and brokerage account statements and agreements, and

(i)  All passwords necessary to access any and all Subsidiaries accounts, including but not limited, to Business Wire, corporate websites, online banking and brokerage accounts, company software and hardware, where applicable, and

(j)  such other documents as the Purchaser shall reasonably request.

8.2  Documents to be Delivered by the Purchaser.

At the Closing, the Purchaser shall deliver to the Seller the following:

(a)  the Purchase Price;

(b)  the certificates referred to in Section 7.2(d) hereof;

(c)  such other documents as the Seller shall reasonably request.

ARTICLE IX
INDEMNIFICATION

9.1  Indemnification.

(a)  Subject to Section 9.2 hereof, the Seller hereby agrees to indemnify and hold the Purchaser, the Subsidiaries, and their respective directors, officers, employees, Affiliates, agents, successors and assigns (collectively, the "Purchaser Indemnified Parties") harmless from and against:

(i)  any an all liabilities of the Subsidiaries of every kind, nature, and description, absolute or contingent, existing as against the Subsidiaries prior to and including the Closing Date or thereafter coming into being or arising by reason of any state of facts existing, or any transaction entered into, on or prior to the Closing Date;

(ii)  subject to Section 10.3, any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the failure of any representation or warranty of the Seller set forth in Section 4 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Seller pursuant to this Agreement, to be true and correct in all respects as of the date made;

(iii)  any and all losses, liabilities, obligations, damages, costs and expenses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Seller under this Agreement;

(iv)  any and all notices, actions, suits, proceedings, claims, demands, assessments, judgments, costs, penalties and expenses, including attorneys' and other professionals' fees and disbursements (collectively, "Expenses") incident to any and all losses, liabilities, obligations, damages, costs and expenses with respect to which indemnification is provided hereunder (collectively, "Losses").

(b)  Subject to Section 9.2, Purchaser hereby agrees to indemnify and hold the Seller, its affiliates, agents, successors and assigns (collectively, the "Seller Indemnified Parties") harmless from and against:

(i)  any and all Losses based upon, attributable to or resulting from the failure of any representation or warranty of the Purchaser set forth in Section 5 hereof, or any representation or warranty contained in any certificate delivered by or on behalf of the Purchaser pursuant to this Agreement, to be true and correct as of the date made;

(ii)  any and all Losses based upon, attributable to or resulting from the breach of any covenant or other agreement on the part of the Purchaser under this Agreement or arising from the ownership or operation of the Subsidiaries from and after the Closing Date; and

(iii)  any and all Expenses incident to the foregoing.

9.2  Limitations on Indemnification for Breaches of Representations and Warranties.

(a)  An indemnifying party shall not have any liability under Section 9.1(a)(i), Section 9.1(a)(ii) or Section 9.1(b)(i) hereof unless the aggregate amount of Losses and Expenses to the indemnified parties finally determined to arise thereunder based upon, attributable to or resulting from the failure of any representation or warranty to be true and correct, other than the representations and warranties set forth in Sections 4.3 and 4.11 hereof, exceeds $10,000 (the “Basket”) and, in such event, the indemnifying party shall be required to pay the entire amount of such Losses and Expenses in excess of $10,000 (the “Deductible”).

9.3  Indemnification Procedures.

(a)  In the event that any Legal Proceedings shall be instituted or that any claim or demand ("Claim") shall be asserted by any Person in respect of which payment may be sought under Section 9.1 hereof (regardless of the Basket or the Deductible referred to above), the indemnified party shall reasonably and promptly cause written notice of the assertion of any Claim of which it has knowledge which is covered by this indemnity to be forwarded to the indemnifying party.  The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder.  If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, it shall within five (5) days (or sooner, if the nature of the Claim so requires) notify the indemnified party of its intent to do so.  If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Claim which relates to any Losses indemnified against hereunder, fails to notify the indemnified party of its election as herein provided or contests its obligation to indemnify the indemnified party for such Losses under this Agreement, the indemnified party may defend against, negotiate, settle or otherwise deal with such Claim.  If the indemnified party defends any Claim, then the indemnifying party shall reimburse the indemnified party for the Expenses of defending such Claim upon submission of periodic bills.  If the indemnifying party shall assume the defense of any Claim, the indemnified party may participate, at his or its own expense, in the defense of such Claim; provided, however, that such indemnified party shall be entitled to participate in any such defense with separate counsel at the expense of the indemnifying party if (i) so requested by the indemnifying party to participate or (ii) in the reasonable opinion of counsel to the indemnified party, a conflict or potential conflict exists between the indemnified party and the indemnifying party that would make such separate representation advisable; and provided, further, that the indemnifying party shall not be required to pay for more than one such counsel for all indemnified parties in connection with any Claim.  The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Claim.

(b)  After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of the sums so due and owing to the indemnified party by wire transfer of immediately available funds within 10 business days after the date of such notice.

(c)  The failure of the indemnified party to give reasonably prompt notice of any Claim shall not release, waive or otherwise affect the indemnifying party's obligations with respect thereto except to the extent that the indemnifying party can demonstrate actual loss and prejudice as a result of such failure.

ARTICLE X
MISCELLANEOUS

10.1  Payment of Sales, Use or Similar Taxes.

All sales, use, transfer, intangible, recordation, documentary stamp or similar Taxes or charges, of any nature whatsoever, applicable to, or resulting from, the transactions contemplated by this Agreement shall be borne by the Seller.

10.2  Survival of Representations and Warranties.

The parties hereto hereby agree that the representations and warranties contained in this Agreement or in any certificate, document or instrument delivered in connection herewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto; provided, however, that any claims or actions with respect thereto (other than claims for indemnifications with respect to the representation and warranties contained in Sections 4.3 and 4.11, which shall survive for periods coterminous with any applicable statutes of limitation) shall terminate unless within twelve (12) months after the Closing Date written notice of such claims is given to the Sellers or such actions are commenced.

10.3  Expenses.

Except as otherwise provided in this Agreement, the Seller, Subsidiaries and the Purchaser shall each bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.4  Specific Performance.

The Seller and the Subsidiaries acknowledge and agree that the breach of this Agreement would cause irreparable damage to the Purchaser and that the Purchaser will not have an adequate remedy at law.  Therefore, the obligations of the Seller and the Subsidiaries under this Agreement, including, without limitation, the Seller’s obligation to sell the Shares to the Purchaser, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith.  Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

10.5  Further Assurances.

The Seller and the Purchaser each agrees to execute and deliver such other documents or agreements and to take such other action as may be reasonably necessary or desirable for the implementation of this Agreement and the consummation of the transactions contemplated hereby.

10.6  Submission to Jurisdiction; Consent to Service of Process.

(a)  The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the state of Colorado over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)  Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the mailing of a copy thereof in accordance with the provisions of Section 10.10.

10.7  Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.  No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado.

10.9  Headings.

The section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

10.10  Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified mail, return receipt requested, to the parties (and shall also be transmitted by facsimile to the Persons receiving copies thereof) at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

(a)	Purchaser:
Medical Diagnostics Innovations, Inc.
3rd Floor, 14 South Molton Street
London W1K 5QP
United Kingdom

Copy to:

(b)	IVMD (UK)
Unit 2, Taurus Business Park
Europa Boulevard
Westbrook, Warrington
WA5 5YT, United Kingdom

Copy to:

(c)	Jopejo Limited
Unit 2, Taurus Business Park
Europa Boulevard
Westbrook, Warrington
WA5 5YT, United Kingdom

Copy to:

(d)	Seller:

In Veritas Medical Diagnostics, Inc.
The Green House
Beechwood Business Park North
Inverness, Scotland IV1 3BL

Copy to:

Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone:  (212) 930-9700
Facsimile: (212) 930-9725

10.11  Severability.

If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

10.12  Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below.  No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Seller or the Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that the Purchaser may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, the Purchaser's rights to purchase the Shares and the Purchaser's rights to seek indemnification hereunder) to any Affiliate of the Purchaser; provided, further, that notwithstanding any such assignment or delegation, the Purchaser shall continue to be bound by all the terms of this Agreement.  Upon any such permitted assignment, the references in this Agreement to the Purchaser shall also apply to any such assignee unless the context otherwise requires.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

In Veritas Medical Diagnostics, Inc.

By:     /s/ Martin Thorp_______________
Name: Martin Thorp
Title: Chief Financial Officer

IVMD (UK) Limited

By:   /s/ Martin Thorp_______________
     Name: Martin Thorp
     Title: Director

Jopejo Limited

By:   /s/ Martin Thorp________________
     Name: Martin Thorp
     Title: Director

Medical Diagnostic Innovations Ltd.

By:   /s/ Robert Galvin_________________
     Name: Robert Galvin
     Title: Director